Exhibit 99.1

ITW NEWS RELEASE

ITW Reports Loss of 6 Cents in Diluted Income Per Share from Continuing Operations in the 2009 First Quarter Due to 24 Percent Revenue Decline and 23 Cents of Impairment and Discrete Tax Charges; Company’s Free Operating Cash Flow Totals $386 Million in First Quarter; ITW Forecasts Second Quarter Earnings Range of $0.25 to $0.37

GLENVIEW, ILLINOIS—(April 16, 2009)—Illinois Tool Works Inc. (NYSE: ITW) today reported a 24 percent decline in 2009 first quarter revenues and a loss of 6 cents in diluted income per share from continuing operations. Diluted income per share from continuing operations was $0.70 in the first quarter of 2008. The significant decrease in revenues and diluted income per share from continuing operations in the 2009 first quarter versus the year ago period was directly attributable to an impairment charge of $90 million and discrete tax charges of $28 million as well as dramatic slowing in world wide end markets and macro economic trends. Excluding the $0.17 per share impact of impairment and the $0.06 per share of tax charges, diluted income per share from continuing operations would have been $0.17 in the first quarter. The Company had most recently forecasted its 2009 first quarter diluted income per share from continuing operations to be in a range of $0.08 to $0.16.

As part of the Company’s annual goodwill impairment testing in the first quarter, it adopted a new accounting rule regarding fair value measurements. As a result, an impairment charge of $90 million was recorded, of which $78 million was attributed to goodwill and $12 million related to intangibles. The goodwill charge related to two larger businesses which have been acquired over the last few years: a pressure sensitive adhesives business included in the Polymers and Fluids segment and a PC board fabrication business included in the Power Systems and Electronics segment. In addition, the Company recorded a tax charge of $28 million during the first quarter related to a reduction in the amount of tax loss carry forwards and additional tax reserves.

Due to further weakening in first quarter worldwide end markets, revenues fell to $2.914 billion from $3.823 billion for the prior year period. Total base revenues declined 23.3 percent versus the year ago period, with North America decreasing 26.7 percent and international falling 19.5 percent. Currency translation negatively impacted revenues 7.3 percent and acquisitions contributed 6.6 percent in the quarter. First quarter operating margins of 2.0 percent were 13.2 percentage points lower than the year ago period due to lower base margins of 7.4 percentage points, impairment-related charges of 3.0 percentage points, translation impact of 1.2 percentage points and increased restructuring costs of 1.0 percentage points.

The Company’s first quarter free operating cash flow was strong at $386 million in the quarter and was only modestly lower than the first quarter of 2008. Free operating cash flow in the first quarter was largely driven by reductions in working capital.

“The 2009 first quarter represented historic challenges for our company as end markets continued to weaken in North America, Europe and Asia-Pacific,” said David B. Speer, chairman and chief executive officer. “As a result, we continued to take aggressive restructuring actions that we believe provide the important balance between near-term market conditions and investment in longer-term growth initiatives. We spent $33 million on restructuring projects in the first quarter and we expect to spend an additional $60 million on restructuring in the second quarter. We remain confident that whenever economic trends and end markets begin to improve, ITW and our relatively short lead-time businesses will benefit in a meaningful and measurable fashion.”

Highlights for the 2009 first quarter include:

*Worldwide revenues for the Power Systems and Electronics segment declined 32.1 percent in the quarter, with base revenues decreasing 31.9 percent. Total worldwide welding base revenues fell 31.3 percent while the PC board fabrication business unit’s base revenues declined more than 50 percent in the quarter. Ground support equipment’s base revenues grew 15.6 percent in the quarter. Segment operating margins of 6.2 percent were 15.1 percentage points lower than the year ago period. Impairment negatively impacted margins by 6.0 percentage points, base margins declined 5.1 percentage points and restructuring costs negatively impacted margins by 2.0 percentage points.

*Worldwide revenues for the Transportation segment declined 26.8 percent in the quarter, with base revenues decreasing 35.5 percent. The significant decline in base revenues was directly attributable to dramatically lower first quarter North American and international auto builds. Worldwide automotive base revenues declined 45.2 percent in the quarter, with North American auto builds decreasing 52 percent and European auto builds falling 44 percent in the same time period. Automotive aftermarket base revenues fell only 10.3 percent in the quarter. Due to weak auto builds, segment operating margins of -4.0 percent were 19.5 percentage points lower than a year ago. Base margins fell 14.7 percentage points and restructuring costs negatively impacted margins by 3.1 percentage points.

*Worldwide revenues for the Food Equipment segment declined 15.4 percent in the quarter, with base revenues decreasing 9.2 percent. North American food equipment base revenues fell 13.7 percent and international food equipment base revenues declined 5.5 percent in the quarter. Segment operating margins of 10.1 percent were 3.6 percentage points lower than a year ago, with base margins falling 2.8 percentage points.

Looking ahead, the Company has limited visibility due to ongoing broad based weakness in worldwide end markets. As a result, the Company is limiting its current forecast to the 2009 second quarter. The Company is forecasting second quarter 2009 diluted income per share from continuing operations to be in a range of $0.25 to $0.37. The 2009 second quarter forecast range assumes a total revenue improvement of 5 percent to 11 percent compared to the first quarter of 2009. The Company expects to provide full-year guidance when longer-term visibility becomes more reliable.

This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding operating performance, revenue growth, operating income, income from continuing operations, diluted income per share from continuing operations, restructuring benefits, free operating cash flow, end market conditions and the Company’s related forecast. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Important factors that could cause actual results to differ materially from the Company’s expectations are detailed in ITW’s Form 10-K for 2008.

With $15.9 billion in revenues, ITW is a multinational manufacturer of a diversified range of value-adding and short lead-time industrial products and equipment. The Company consists of 875 business units in 54 countries and employs some 65,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

ILLINOIS TOOL WORKS INC.
(In thousands except per share data)
	THREE MONTHS ENDED
	MARCH 31,
STATEMENT OF INCOME	2009	2008
Operating Revenues	$2,914,268	$3,823,278
Cost of revenues	1,983,400	2,465,943
Selling, administrative, and R&D expenses	732,739	736,591
Amortization of intangible assets	50,570	39,925
Impairment of goodwill and other intangible assets	89,997	1,438
Operating Income	57,562	579,381
Interest expense	(31,298)	(37,427)
Other expense	(3,692)	(20,688)
Income From Continuing Operations Before Taxes	22,572	521,266
Income taxes	52,000	151,405
Income (Loss) From Continuing Operations	$(29,428)	$369,861
Loss From Discontinued Operations	(9,946)	(66,240)
Net Income (Loss)	$(39,374)	$303,621

Income (Loss) Per Share from Continuing Operations:
Basic	$ (0.06)	$ 0.70
Diluted	$ (0.06)	$ 0.70

Loss Per Share from Discontinued Operations:
Basic	$ (0.02)	$ (0.13)
Diluted	$ (0.02)	$ (0.13)

Net Income (Loss) Per Share:
Basic	$ (0.08)	$ 0.58
Diluted	$ (0.08)	$ 0.57

Shares outstanding during the period:
Average	499,189	526,299
Average assuming dilution	500,201	529,725

ESTIMATED FREE OPERATING CASH FLOW	THREE MONTHS ENDED
	MARCH 31,
	2009	2008

Net cash provided by operating activities	$447,146	$493,924
Less: Additions to PP&E	(60,991)	(89,005)
Free operating cash flow	$386,155	$404,919

ILLINOIS TOOL WORKS INC.
(In thousands)
	MAR 31,	DEC 31,
STATEMENT OF FINANCIAL POSITION	2009	2008
ASSETS
Cash & equivalents	$1,121,099	$742,950
Trade receivables	2,076,013	2,426,124
Inventories	1,470,946	1,673,175
Deferred income taxes	196,420	194,995
Prepaids and other current assets	363,482	367,700
Assets held for sale	457,759	518,774
Total current assets	5,685,719	5,923,718

Net plant & equipment	1,926,404	1,968,636
Investments	458,502	465,894
Goodwill	4,397,889	4,504,285
Intangible assets	1,702,484	1,773,970
Deferred income taxes	80,731	76,269
Other assets	506,278	500,311
	$14,758,007	$15,213,083

LIABILITIES and STOCKHOLDERS' EQUITY
Short-term debt	$1,130,805	$2,433,482
Accounts payable	495,438	642,121
Accrued expenses	1,123,382	1,250,869
Cash dividends payable	154,781	154,726
Income taxes payable	173,537	193,631
Liabilities held for sale	157,082	200,752
Total current liabilities	3,235,025	4,875,581

Long-term debt	2,740,221	1,243,693
Deferred income taxes	79,552	114,556
Other liabilities	1,329,542	1,304,162
Total non-current liabilities	4,149,315	2,662,411

Common stock	5,320	5,318
Additional paid-in capital	122,511	105,497
Income reinvested in the business	9,001,254	9,196,465
Common stock held in treasury	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	(376,219)	(253,211)
Noncontrolling interest	11,395	11,616
Total stockholders' equity	7,373,667	7,675,091
	$14,758,007	$15,213,083